Exhibit 2(b)(6)

FIRST SUPPLEMENTAL INDENTURE
Dated as of October 28, 2005
to
INDENTURE
Dated as of November 10, 2003
among
ELAN CAPITAL CORP., LTD.,
as Issuer,
ELAN CORPORATION, PLC,
as Guarantor,
and
THE BANK OF NEW YORK,
as Trustee
6.50% Convertible Guaranteed Notes due 2008

          FIRST SUPPLEMENTAL INDENTURE, dated as of October 28, 2005 (the “Supplemental Indenture”), to the Indenture, dated as of November 10, 2003 (the “Existing Indenture” and, as supplemented by this Supplemental Indenture, the “Indenture”), among ELAN CAPITAL CORP., LTD., a Bermuda exempted company limited by shares (hereinafter called the “Company”), ELAN CORPORATION, PLC, a public limited liability company organized under the laws of Ireland (hereinafter called the “Guarantor”), and THE BANK OF NEW YORK, a New York banking corporation, as trustee (the “Trustee”).
RECITALS
          The Company, the Guarantor and the Trustee are parties to the Existing Indenture, pursuant to which the Company’s 6.50% Convertible Guaranteed Notes due 2008 (the “Securities”) were issued.
          Section 9.1(2) of the Indenture permits the execution of a supplemental indenture without the consent of any Holders for the purpose of the Company or the Guarantor surrendering any right or power conferred upon it in the Indenture.
          The Guarantor desires to surrender its right to elect the Cash Alternative (as defined in the Existing Indenture) upon conversion of the Notes.
          All the conditions and requirements necessary to make this Supplemental Indenture, when duly executed and delivered, a valid and binding agreement in accordance with its terms and for the purposes herein expressed, have been performed and fulfilled.
          NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:
          For and in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Securities, as follows:
          1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Existing Indenture.
          2. Amendment of Certain Sections of the Indenture. Subject to the other provisions hereof, the Existing Indenture is hereby amended and supplemented in the following respects:
          a. Section 1.2 is hereby amended by deleting the terms “Cash Alternative” and “Cash Alternative Payment”.

          b. Section 2.3 is hereby amended in subparagraph (5) of the second paragraph thereof by deleting “(A)” in the second line and the words “or (B) if the Guarantor shall have exercised its right to pay a Cash Alternative, such payment shall have been made to a Clearing Agency or its successor or agent”.
          c. Section 3.2 is hereby amended by deleting the words “in respect of the Cash Alternative”.
          d. Section 10.13 is hereby amended by, in the second line, changing the comma before “11.9” to the word “and” and deleting the words “and 18.1 (solely as it relates to the payment of the Cash Alternative)”.
          e. Subparagraph (7) of Section 13.1(b) is hereby amended by deleting the words “(or, in lieu thereof, a Cash Alternative, if the Company shall so elect)”.
          f. Section 18.1 is hereby amended by deleting the second, third and fourth paragraphs thereof.
          g. The third sentence of Section 18.2 is hereby amended and restated to read in its entirety as follows:
     “The Guarantor shall deliver to the Holder as soon as practicable, but in any event no later than the seventh Business Day following the Conversion Date, through a Conversion Agent, a certificate for the number of whole Shares issuable upon the conversion, payment for accrued interest on such Security, to the extent required by this Section 18.2, and, if applicable, cash in lieu of any fractional shares pursuant to Section 18.3”.
     The third sentence of Section 18.2 is hereby deleted.
          h. Paragraph 8 of Exhibit A to the Indenture is hereby amended by deleting the second, third and fourth paragraphs thereof.
          3. Confirmation of Indenture. The Existing Indenture, as heretofore supplemented and amended by this Supplemental Indenture, is in all respects ratified and confirmed, and the Existing Indenture, this Supplemental Indenture and all indentures supplemental thereto shall be read, taken and construed as one and the same instrument.
          4. Concerning the Trustee. The Trustee assumes no duties, responsibilities or liabilities by reason of this Supplemental Indenture other than as set forth in the Existing Indenture and, in carrying out its responsibilities hereunder, shall have all of the rights, protections and immunities which it possesses under the Existing Indenture. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.
          5. Governing Law. This Supplemental Indenture and the Existing Indenture and the Securities shall be governed by and construed in accordance with the laws of the State of New York, but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.
          6. Separability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Supplemental Indenture shall not in any way be affected or impaired thereby.
          7. Counterparts. This Supplemental Indenture may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first written above.

Given under the common seal of:

ELAN CAPITAL CORP., LTD

By:	/s/ D.J. Doyle

Name:	D.J. Doyle
Title:	Director

Given under the Official Seal of Elan Corporation, plc
by William Daniel and Shane Cooke duly authorized

ELAN CORPORATION, plc

By:	/s/ William Daniel

Name:	William Daniel
Title:	Director

By:	/s/ Shane Cooke

Name:	Shane Cooke
Title:	Director

THE BANK OF NEW YORK, as Trustee
By:	/s/ Pankaj Kaul

Name:	Pankaj Kaul
Title:	Assistant Treasurer